Exhibit 99.1

Stellar V Capital Corp. Announces Pricing of $150 Million Initial Public Offering

NEW YORK, Jan. 29, 2025 (GLOBE NEWSWIRE) -- Stellar V Capital Corp. (the “Company”), a newly organized special purpose acquisition company formed as a Cayman Islands exempted company and led by its co-CEOs Prokopios (Akis) Tsirigakis and George Syllantavos, today announced the pricing of its initial public offering of 15,000,000 units at an offering price of $10.00 per unit. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant will entitle the holder thereof to purchase one Class A ordinary share at $11.50 per share. The units are expected to trade on the Nasdaq Global Market (“NASDAQ”) under the ticker symbol “SVCCU” beginning January 30, 2025. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The Company expects the Class A ordinary shares and warrants comprising the units to begin separate trading on the 52nd day from this date. Once the securities comprising the units begin separate trading, the Class A ordinary shares and the warrants are expected to be traded on NASDAQ under the symbols “SVCC” and “SVCCW,” respectively.

BTIG, LLC is acting as sole book-running manager for the offering.

The Company has granted the underwriter a 45-day option to purchase up to an additional 2,250,000 units at the initial public offering price to cover over-allotments, if any. The offering is expected to close on January 31, 2025, subject to customary closing conditions.

A registration statement relating to the securities sold in the initial public offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 29, 2025. The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from: BTIG, LLC, 65 East 55th Street, New York, New York 10022, or by email at ProspectusDelivery@btig.com or by accessing the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Stellar V Capital Corp.

Stellar V Capital Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering (“IPO”) and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Stellar V Capital Corp., including those set forth in the Risk Factors section of Stellar V Capital Corp.’s registration statement and preliminary prospectus for the IPO filed with the SEC. Copies are available on the SEC's website, www.sec.gov. Stellar V Capital Corp. undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:
Anastasios (Tassos) Chrysostomidis	Daniela Guerrero
Vice President of Business Development	Investor Relations/Media
Stellar V Capital Corp.	Capital Link, Inc.
www.stellaracquisition.com	230 Park Avenue, Suite 1540
Email: inquiries@stellaracquisition.com	New York, N.Y. 10169
Tel.: (212) 661-7566
Email: stellaracquisition@capitallink.com